[LOGO]	EXHIBIT 99.1

CONTACT:	CharlesR. Tutterow
Executive Vice President
and Chief Financial Officer
864/239-3915

JPS INDUSTRIES, INC. REPORTS IMPROVED THIRD QUARTER

OPERATING INCOME

GREENVILLE, S.C. (September 17, 2003) – JPS Industries, Inc. (Nasdaq/NM: JPST) today announced results for the third quarter and nine months ended August 2, 2003.

For the third quarter of fiscal 2003, JPS reported net income of $0.6 million, or $0.06 per diluted share, on sales of $35.2 million compared with net income of $0.2 million, or $0.02 per diluted share, on sales of $32.7 million in the third quarter of fiscal 2002. For the quarter, sales increased 7.6%, while operating income improved 262% to $1.1 million.

For the first nine months of fiscal 2003, the Company reported a net loss of $1.6 million, or $(0.17) per diluted share, on sales of $93.5 million compared with a net loss of $0.4 million, or $(0.04) per diluted share, on sales of $91.7 million for the same period in fiscal 2002.

Michael L. Fulbright, JPS’s chairman, president, and chief executive officer, stated, “We are pleased with the improvement in our operating results, especially when considering that two of our primary markets, commercial construction and electronics, have yet to exhibit any meaningful improvement, and the price pressures and lackluster demand levels that we have seen for the past two and one half years are still clearly evident throughout all our businesses. The improvement we experienced came largely from the commercial construction market as we recorded solid revenue growth based on market share increase and lower operating expenses in our Stevens® Roofing Systems business unit.”

Commenting further, “Our organization never loses focus on cost reduction and working capital management and is evidenced again in our performance for the quarter. While our debt is up approximately $3.0 million through three quarters, this reflects $5.5 million in contributions to our pension plan in this same period, and is consistent with our earlier outlook.”

Charles R. Tutterow, JPS’s executive vice president and chief financial officer, stated, “We are pleased to return to profitability and hope to remain so in the fourth quarter. That said, we will reevaluate the valuation allowance of our tax net operating loss carryforwards based upon our actual performance in the quarter, which may result in the reduction or write-off of our deferred tax asset if certain financial results are not achieved. In addition, since our current credit facility expires in less

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than one year, we have classified the debt associated with it as current. We are actively pursuing a new credit agreement.”

In conclusion, Mr. Fulbright stated, “As we communicated in June, it appeared that we had reached the bottom for our businesses and the markets they serve, and that gradual improvement could begin in the later part of the year; however, it remains our judgment that any significant improvement will not begin until we are well into 2004. This timeline is again dependent on a number of our primary markets, which include commercial construction, electronics, telecommunications, and aerospace returning to a growth mode.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes, and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to negotiate renewed waivers of default of financial covenant obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet services.

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JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	August 2, 2003	July 27, 2002	August 2, 2003	July 27, 2002
NET SALES	$35,212	$32,662	$93,484	$91,720
COST OF SALES	29,557	27,717	80,753	78,196

Gross profit	5,655	4,945	12,731	13,524
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	4,522	4,513	13,785	13,622

Operating income (loss)	1,133	432	(1,054)	(98)
Interest expense	190	155	510	564

Income (loss) before income taxes	943	277	(1,564)	(662)
Provision (benefit) for income taxes	381	108	0	(258)

Net income (loss)	$562	$169	$(1,564)	$(404)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,294,259	9,276,423	9,293,634	9,274,090

Diluted	9,294,259	9,469,615	9,293,634	9,274,090

Basic earnings (loss) per common share	$0.06	$0.02	$(0.17)	$(0.04)

Diluted earnings (loss) per common share	$0.06	$0.02	$(0.17)	$(0.04)

Depreciation	$1,338	$1,393	$4,100	$4,267

Capital expenditures	$78	$252	$243	$426

Cash taxes paid	$0	$2	$36	$142

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JPS INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 2, 2003	November 2, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash	$303	$267
Receivables	19,721	20,160
Inventory	15,111	15,025
Prepaid expenses and other	2,940	2,777

Total current assets	38,075	38,229

Property, plant and equipment, net	35,110	38,971
Other assets	11,787	11,821

Total assets	$84,972	$89,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,272	$7,628
Accrued salaries, benefits and withholdings	870	1,010
Other accrued expenses	2,994	5,353
Current portion of long-term debt	15,183	669

Total current liabilities	29,319	14,660

Long-term debt	1,330	12,755
Deferred revenue and postemployment liabilities	41,902	47,629

Total liabilities	72,551	75,044

Shareholders’ equity:
Common stock:
Par value	100	100
Additional paid-in capital	124,146	124,150
Treasury stock (at cost)	(2,726)	(2,738)
Additional minimum pension liability	(40,976)	(40,976)
Accumulated deficit	(68,123)	(66,559)

Total shareholders’ equity	12,421	13,977

Total liabilities and shareholders’ equity	$84,972	$89,021

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